EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated February 24, 2014, with respect to the consolidated financial statements of Central Refrigerated Transportation, Inc. as of and for the year ended December 31, 2012, which is included in the Annual Report of Swift Transportation Company on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of Swift Transportation Company on Forms S-8 (Nos. 333-171796, 333-181201, and 333-196184).

/s/ Grant Thornton LLP

Salt Lake City, Utah
February 20, 2015